CHARTER OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF CLEANTECH INNOVATIONS, INC.
ADOPTED AS OF JULY 8, 2010

The Compensation Committee’s responsibilities and powers as delegated by the board of directors are set forth in this Charter.  Whenever the Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I.	PURPOSE AND AUTHORITY OF THE COMMITTEE

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CleanTech Innovations, Inc. (the “Company”) shall evaluate and recommend to the Board, as appropriate, the compensation philosophy and practices of the Company with respect to its Executive Officers (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”) to be the Company’s Chief Executive Officer ("CEO"), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company) and administer the Company’s stock option plans, and it shall perform any other responsibilities vested in it pursuant to this charter.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of three or more members of the Board. The members of the Committee shall satisfy all applicable requirements then in effect of the NASDAQ Stock Market LLC (“NASDAQ”), or any stock exchange or national securities association on which the Company’s securities are listed or quoted and any other applicable regulatory requirements, including without limitation requirements relating to director independence, nomination and size of the Committee.  In addition, at least two of the Committee members shall qualify as (1) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and (2) “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Collectively, the requirements set forth in the immediately preceding two sentences are referred to as the "Independence Requirements."

The members of the Committee shall be appointed annually to one-year terms by majority vote of the Board, upon recommendation of the Nominating Committee, at the first meeting of the Board following the annual meeting of the Company’s stockholders and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation, retirement, removal from office or death.  The members of the Committee may be removed, with or without cause, by a majority vote of the Board.  Vacancies on the Committee shall be filled by majority vote of the Board at the next Board meeting following the occurrence of the vacancy or as soon as practicable thereafter.

Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership. The Chair will chair all meetings of the Committee and set the agendas for Committee meetings. The Chair shall establish an annual calendar with a proposed agenda of the compensation-related matters to be addressed at each of the Committee's scheduled meetings during the year. Committee members are expected to make suggestions for agenda items.  A vacancy in the position of Committee Chair shall be filled by majority vote of the Committee at the next Committee meeting following the occurrence of the vacancy or as soon as practicable thereafter.

III.	MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall meet as often as its members deem necessary to fulfill the Committee’s responsibilities. A majority of the Committee members shall constitute a quorum for the transaction of the Committee’s business. The Committee shall act upon the vote of a majority of its members at a duly called meeting at which a quorum is present. Any action of the Committee may be taken by a written instrument signed by all of the members of the Committee. The Committee shall have the authority to establish other rules and procedures for notice and conduct of its meetings consistent with the Company’s bylaws and this Charter.  A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority within the scope of the Committee’s authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any applicable law, regulation or listing standard to be exercised by the Committee as a whole.

All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote.  Additionally, the Committee may invite to its meetings any director, member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. However, when necessary, the Committee may meet in executive session without such other persons present, and in all cases such officers shall not be present at meetings at which their performance and compensation are being discussed and determined.

Following each of its meetings, the Committee shall report its deliberations at the next meeting of the Board, including a description of all actions taken by the Committee at the meeting and an identification of any matters that require action by the Board.  The Committee shall keep written minutes of its meetings which shall be maintained with the books and records of the Company.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The following functions shall be the recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional or substitute functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee shall have the following specific powers and duties:

1.
To review and approve the Company's overall compensation philosophy and policies for executive officers of the Company and its subsidiaries generally; to review and approve the compensation, including salary, bonuses and benefits of the executive officers of the Company other than the CEO; and to review and recommend the compensation of the CEO (including salary, bonuses and benefits) for approval by all of the directors serving on the Board who satisfy the Independence Requirements;

2.
To review and approve the corporate goals and objectives relevant to the compensation of executive officers of the Company and its subsidiaries, including the CEO, with the primary overall objectives of the Company's executive compensation program focused on attracting, retaining and motivating the Company's management, providing a strong link between executive compensation and performance and such other objectives as may from time to time be determined by the Committee to be in the best interests of the Company.  The Committee shall oversee and evaluate the performance of the executive officers in light of such goals and objectives, request and obtain detailed information about executive compensation packages and, based on such review and evaluation, determine and approve the annual salary, bonus, equity grants, performance-related pay, perquisites, retirement benefits, deferred compensation, tax gross-ups, supplemental executive retirement plans, severance payments, change-in-control agreements and all other compensation and benefits of the executive officers;

3.
To request that management obtain information in order for the Committee to assess executive compensation, including compensation surveys and studies of the compensation practices of comparable companies;

4.
To oversee, review, monitor and make recommendations to the Board with respect to compensation plans, equity-based plans and plans pertaining to incentive compensation, pensions, benefits and retirement savings and to exercise all the authority of the Board with respect to the administration and interpretation of such plans;

5.	To review and approve all awards of shares or share options pursuant to the Company’s plans;

6.	To review and approve any employment contract or related agreement, such as a severance arrangement or a supplementary pension, for any executive officer;

7.	To review director compensation, if any, and recommend from time to time to the Board any proposed changes in such compensation;

8.	To review periodically the need for a Company policy regarding compensation paid to the Company’s executive officers in excess of limits deductible under Section 162(m) of the Code;

9.	To review executive officer and director indemnification and insurance matters;

10.	To serve as a counseling committee to the CEO of the Company regarding matters of key personnel selection, compensation matters and such other matters as the Board may from time to time direct;

11.
To review the procedures and policies of the Company designed to ensure compliance with applicable laws and regulations relating to compensation of executive officers and to monitor the results of these compliance efforts;

12.	To maintain minutes or other records of meetings and activities of the Committee and to report to the Board following meetings of or actions taken by the Committee;

13.
To have prepared and to review and discuss with management the Company's compensation discussion and analysis disclosure required by the SEC and, based on this review and discussion, recommend to the Board the inclusion of such disclosure in the Company's proxy statement or annual report, in accordance with applicable rules and regulations promulgated by the SEC, NASDAQ and other regulatory bodies;

14.	To conduct or authorize investigations into any matters within the Committee’s purpose and powers;

15.	To review and reassess the powers of the Committee and the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval;

16.	To conduct an annual performance review and evaluation of the Committee; and

17.	To consider such other matters in relation to the compensation polices of the Company as the Committee or the Board may, in its discretion, determine to be advisable.

V.	DELEGATION OF DUTIES

In fulfilling its responsibilities, the Committee is entitled to form and delegate any or all of its responsibilities to a subcommittee consisting of one or more members of the Committee, when appropriate and permitted by applicable legal and regulatory requirements; provided, however, that the Committee shall not delegate its responsibilities for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3, unless the members of such subcommittee qualify as “outside directors” under Section 162(m) and “non-employee directors” under Rule 16b-3.  Where so permitted, a subcommittee of the Committee may exercise the powers and authority of the Committee and the Board while acting within the scope of the powers and responsibilities delegated to it.

If any Committee member does not qualify as a “non-employee director” for purposes of Rule 16b-3 under the 1934 Act and as an “outside director” under Section 162(m) of the Code, the Committee shall establish a subcommittee (the “Section 162(m) Subcommittee”) whose members shall qualify as “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act and “outside directors” under Section 162(m) of the Code, and whose duties shall include (1) the approval of grants of stock options to the Company’s executive officers, including the CEO, in accordance with Rule 16b-3 under the 1934 Act, (2) the adoption of performance goals with respect to performance based compensation for executive officers, including the CEO in accordance with Section 162(m) of the Code, (3) the determination of whether performance goals have been met before performance-based compensation is paid to executive officers in accordance with Section 162(m) of the Code, (4) the administration of the Company's 2007 Performance Incentive Equity Plan and (5) any other action required to be performed by a committee or subcommittee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m)).

VI.	EVALUATION OF THE CHARTER

The Committee shall periodically, and at least annually, evaluate this charter.  The Committee shall report to the Board the results of its evaluation, including any recommended amendments to this charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VII.	COMMITTEE RESOURCES

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate.  The Committee shall have the authority to retain special legal, accounting or other advisers to advise the Committee, including without limitation the sole authority to retain and terminate any compensation consulting firm used to assist in the evaluation of Director, CEO or senior executive compensation and the sole authority to approve such firm’s fees and other retention terms.  The Company shall provide for appropriate funding for such counsel or experts retained by the Committee.

VIII.	UNDERSTANDING AS TO THE COMMITTEE’S ROLE

Management of the Company is responsible for the day-to-day operation of the Company’s business.  As a result, the Company’s officers and employees and other persons who may be engaged by the Committee may have more time, knowledge and detailed information about the Company than do the Committee members.  The Committee will review information, opinions, reports or statements presented to the Committee by the Company’s officers or employees or other persons as to matters the Committee members reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.  While the Committee has the responsibilities and powers set forth in this Charter, each member of the Committee, in the performance of his or her duties, will be entitled to rely in good faith upon reports presented to the Committee by these experts.  Accordingly, the Committee’s role does not provide any special assurances with regard to matters that are outside the Committee’s area of expertise or that are the traditional responsibility of management.